Exhibit 10.2

AMENDMENT NO. 1

to the

2022 EMPLOYEE STOCK PURCHASE PLAN

of

QUALIGEN THERAPEUTICS, INC.

(Effective November 23, 2022)

This Amendment No. 1 (this “Amendment”) to the 2022 Employee Stock Purchase Plan of Qualigen Therapeutics, Inc. (the “Company”) is hereby adopted by the Board of Directors of the Company (the “Board”), effective as of the date first referenced above.

WHEREAS, the 2022 Employee Stock Purchase Plan of Qualigen Therapeutics, Inc. (the “ESPP”) was adopted by the Board on behalf of the Company on July 8, 2022 and approved by the Company’s stockholders on August 25, 2022;

WHEREAS, as of the date first set forth above, the Company has effectuated a 1-for-10 reverse stock split (the “Reverse Split”) of the shares of the Company’s common stock, par value $0.001 per share (“Common Stock”);

WHEREAS, pursuant to Section 8.1 of the ESPP, in the event of any stock dividend, stock split, combination or reclassification of shares, merger, consolidation, spin-off, recapitalization, distribution of Company assets to stockholders (other than normal cash dividends), or any other similar corporate event affecting the Common Stock, the Administrator of the ESPP may make such proportionate adjustments, if any, as the Administrator in its sole discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares of Common Stock (“Shares”) (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments to the limitations in Section 3.1 of the ESPP), (b) the purchase price with respect to any outstanding rights, and (c) the class(es) and number of shares of Common Stock and price per share of Common Stock subject to outstanding rights; and

WHEREAS, the Board wishes to amend the ESPP to make certain adjustments contemplated by Section 8.1 of the ESPP to reflect the Reverse Split.

NOW, THEREFORE, BE IT RESOLVED,

1.	Section 3.1 of the ESPP is hereby amended to change the aggregate number of Shares that may be issued pursuant to rights granted under the Plan from 1,000,000 to 100,000; provided, however, that commencing on January 1, 2024 and on each January 1 thereafter during the term of the ESPP, the number of Shares reserved and available for issuance under the ESPP shall be increased by the lesser of (a) 1.0% of the number of outstanding Shares as of December 31 of the preceding calendar year or (b) such lesser number of Shares as determined by the Administrator. Section 3.1 is also amended to change the maximum aggregate number of Shares that may be issued or transferred pursuant to rights granted under the ESPP from 1,200,000 to 120,000.

2.	Except as modified herein, all terms and conditions of the Plan shall remain in full force and effect.

3.	This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

4.	If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.